UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 7, 2008

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17948	94-2838567
(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2008, the Board of Directors of Electronic Arts Inc. (the “Company”), on the recommendation of the Compensation Committee of the Board of Directors, adopted the Electronic Arts Inc. Key Employee Continuity Plan (the “Plan”), effective February 7, 2008. The Plan provides for certain payments and benefits to four tiers of covered employees of the Company or its affiliates in connection with a “change in control” (as defined by the Plan), including (a) the Chief Executive Officer, (b) all Presidents and Executive Vice Presidents, (c) Senior Vice Presidents, and (d) Vice Presidents, as well as any other key employees as the Plan administrator may designate and include in any of the four tiers from time to time.

The Plan provides for severance payments to covered employees in the event that (a) within two months before a change in control, a covered employee’s employment is terminated by the Company without “cause” (as defined by the Plan), and the termination is made in connection with the change in control as determined by the plan administrator, or (b) within one year following a change in control, a covered employee’s employment is terminated without cause by the Company or for “good reason” (as defined by the Plan) by the employee.

The amount of the severance payment that an employee would be entitled to receive upon a termination that qualifies under the Plan is equal to the sum of that employee’s annual base salary and target annual bonus or incentive opportunity multiplied by: 1.5, for Tier 1 and Tier 2 employees; 1.0, for Tier 3 employees; and 0.5, for Tier 4 employees. The Company’s Chief Executive Officer qualifies as a Tier 1 employee. Company-level Presidents (including the Presidents of EA’s Labels) and Executive Vice Presidents (including the Company’s Chief Financial Officer) qualify as Tier 2 employees. Lawrence F. Probst III, the Company’s former Chief Executive Officer and current Chairman of the Board of Directors, is not a covered employee under the Plan.

The Plan also would provide the following additional benefits: (a) accelerated vesting of any unvested equity awards; (b) an exercise period of up to three years following the date of termination for all vested options; (c) pro rata payout of all outstanding performance share and performance cash awards granted prior to the date of termination based on actual performance to the date of termination; and (d) continuation of medical, dental and vision coverage for a period ranging from six to 18 months depending on the executive’s tier level.

The Plan does not provide for any additional payments, i.e., tax gross-ups, in the event that the benefits under the Plan and other arrangements offered by the Company or its affiliates cause a covered executive to owe an excise tax under Section 280G of the Internal Revenue Code (“Section 280G”). If the covered executive would receive a greater net after-tax benefit by having Plan benefits reduced to below the amount that would cause a Section 280G excise tax to apply, severance payments under the Plan would be reduced accordingly.

The Plan contains provisions intended to ensure that benefits provided under the Plan comply with or are not subject to Section 409A of the Internal Revenue Code. The Plan terminates automatically five years after the effective date unless it is extended by the Company or unless a change in control has occurred before that date.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan (including the schedules and exhibits thereto), a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

The Company will host an analyst meeting on February 12, 2008, at which presentations will be made by members of the Company’s management team. During the course of the analyst meeting, the Company may disclose material information regarding its business and/or financial performance, including forecasts and projections of future events and the future financial performance of the Company. The meeting is expected to begin at 8:00 a.m. Pacific time. An audio webcast of the meeting and the related presentation materials will be available on the Company’s website at http://investor.ea.com.

During the course of this event, the Company may make forward-looking statements regarding future events or the future financial performance of the Company. Statements including words such as “anticipate”, “believe”, “estimate”, “expect” or “target” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from those set forth in the forward-looking statements. Please refer to the Company’s latest Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007 for a discussion of important factors that could cause actual events or actual results to differ materially from those discussed during this event. These forward-looking statements speak only as of the date of the event; the Company assumes no obligation to, and does not necessarily intend to, update these forward-looking statements.

Neither the information in Item 7.01 of this Form 8-K nor the information discussed at the February 12, 2008 analyst meeting shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Electronic Arts Inc. Key Employee Continuity Plan, effective February 7, 2008 *

*	Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: February 11, 2008	By:	/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President,
General Counsel and Secretary